SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549






                                 SCHEDULE 13G/A
                                (AMENDMENT NO. 1)



             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934



                                 WHX Corporation
                                -----------------
                                (Name of Issuer)



                        Common Stock and Preferred Stock
                        --------------------------------
                         (Title of Class of Securities)



                         929248409; 929248201; 929248300
                         -------------------------------
                                 (CUSIP Number)

                                                                  SCHEDULE 13G/A

CUSIP No.  929248409; 929248201; 929248300
------------------------------------------
1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Mariner Investment Group, Inc.
--------------------------------------------------------------------------------
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  |_|
                                                                    (b)  |_|
--------------------------------------------------------------------------------
3)    SEC USE ONLY


--------------------------------------------------------------------------------
4)    CITIZENSHIP OR PLACE OF ORGANIZATION

         New York
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                               5) SOLE VOTING POWER

         NUMBER                          675,522
         OF                    -------------------------------------------------
         SHARES                6) SHARED VOTING POWER
         BENEFICIALLY
         OWNED BY                         None
         EACH                  -------------------------------------------------
         REPORTING             7) SOLE DISPOSITIVE POWER
         PERSON
         WITH                           675,522
                               -------------------------------------------------
                               8) SHARED DISPOSITIVE POWER
                                        None
--------------------------------------------------------------------------------
9)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             675,522
--------------------------------------------------------------------------------
10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES                                                            |_|

--------------------------------------------------------------------------------
11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      11.54%
--------------------------------------------------------------------------------
12)   TYPE OF REPORTING PERSON

      IA
--------------------------------------------------------------------------------

Item 1(a).    Name of Issuer:

WHX Corporation

Item 1(b).    Address of Issuer's Principal Executive Offices:

110 East 59th Street
New York, New York 10022

Item 2(a).    Name of Person Filing:

Mariner Investment Group, Inc.

Item 2(b).    Address of Principal Business Office or, if None, Residence:

780 Third Avenue, 16th Floor
New York, New York 10017

Item 2(c).    Citizenship:

New York

Item 2(d).    Title of Class of Securities:

Common Stock Par USD .01
Preferred Stock Par USD .01

Item 2(e).    CUSIP Number: 929248409; 929248201; 929248300

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), whether the person filing is a:

            |_|   (a) Broker or Dealer Registered Under Section 15 of the Act

            |_|   (b) Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                      78c)

            |_|   (c) Insurance Company as defined in section 3(a)(19) of the
                      Act (15 U.S.C. 78c)

            |_|   (d) Investment Company registered under section 8 of the
                      Investment Company Act of 1940 (15 U.S.C. 80a-8)

            |X|   (e) Investment Adviser in accordance with
                      ss.240.13d-1(b)(1)(ii)(E)

            |_|   (f) Employee benefit plan or endowment fund in accordance with
                      ss.240.13d- 1(b)(1)(ii)(F)

            |_|   (g) Parent Holding Company or control person in accordance with ss.240.13d- 1(b)(ii)(G)

            |_|   (h) Savings Association as defined in ss.3(b) of the Federal
                      Deposit Insurance Act (12 U.S.C. 1813)

            |_|   (i) Church plan that is excluded from the definition of an investment company under ss.3(c)(15) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)

            |_|   (j) Group, in accordance withss.240.13d-1(b)(ii)(J)


Item 4.       Ownership.

            (a)   Amount beneficially owned: 675,522

            (b)   percent of class: 11.54%

            (c)   Number of shares as to which such person has:

                  (i) Sole power to vote or to direct the vote: 675,522 (see note 1)

                  (ii)  Shared power to vote or to direct the vote: None

                  (iii) Sole power to dispose or to direct the disposition of:
                        675,522

                  (iv)  Shared power to dispose or to direct the disposition of:
                        None

The aggregate number of shares held includes 675,522 common stock equivalent shares resulting from the voting authority over 310,300 shares of common stock and conversion privileges of 213,669 shares held (as of the reporting date) of WHX Corp. Pfd A Conv (CUSIP 929248201), and common stock equivalent shares resulting from the conversion privileges 151,553 shares held (as of the reporting date) of WHX Corp. Pfd B Conv (CUSIP 929248300).

Item 5.       Ownership of Five Percent or Less of a Class.

              Not  applicable

Item 6.       Ownership of More than Five Percent on Behalf of Another Person.

      All Securities reported in this schedule are owned by advisory clients of Mariner Investment Group, Inc., no one of which to the knowledge of Mariner Investment Group, Inc. owns more than 5% of the class. Mariner Investment Group, Inc. disclaims beneficial ownership of all such securities.

      Note 1. Mariner Investment Group, Inc. ("Mariner"), an investment adviser registered under Section 203 of the Investment Advisor Act of 1940, furnishes investment advice to several investment companies exempt from the Investment Company Act of 1940, and serves as investment manager to certain other separate accounts. These investment companies and accounts are the "Funds". In its role as investment adviser or manager, Mariner possesses voting and/or investment power over securities of the Issuer described in this schedule that are owned by the Funds. All securities reported in this schedule are owned by the Funds. Mariner disclaims benefial ownership of such securities.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

              Not applicable

Item 8.       Identification and Classification of Members of the Group.

              Not applicable

Item 9.       Notice of Dissolution of Group.

              Not applicable

Item 10.      Certification.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                    SIGNATURE


            After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Statement is true, complete and correct.



                                                          August 10, 2004
                                               -------------------------------
                                                           Date


                                                      /s/ Peter J. O'Rourke
                                               --------------------------------
                                                           Signature

                                               Peter J. O'Rourke/General Counsel
                                               ---------------------------------
                                                           Name/Title